Exhibit 99.1

                             2003 STOCK OPTION PLAN
                                       OF
                               WENTWORTH III, INC.

                                 August 27, 2003

l.    PURPOSE OF THE PLAN

      The purpose of the 2003 Stock Option Plan (the "Plan") of WENTWORTH III, INC. (the "Company") is to provide an incentive to employees, directors and consultants whose present and potential contributions to the Company and its Subsidiaries (as such term is defined in Section 2 below) are or will be important to the success of the Company by affording them an opportunity to acquire a proprietary interest in the Company. It is intended that this purpose will be effected through the issuance of stock options to purchase shares of the Company's Common Stock, $.01 par value per share ("Common Stock") (such options are sometimes referred to herein as "Awards"). Stock options may be granted under the Plan which qualify as "Incentive Stock Options" ("ISO" or collectively as "ISOs") under Section 422 of the Internal Revenue Code of l986, as it may be hereafter amended (the "Code"), as well as "Nonqualified Stock Options" ("NQSO" or collectively as "NQSOs") which are any options that are not ISO's.

2.    ELIGIBILITY

      Awards may be made or granted to employees, advisors, management directors and consultants of the Company, or its Subsidiaries, who are deemed to have the potential to have a significant effect on the future success of the Company (such eligible persons being referred to herein as "Eligible Participants"). The term "employees" shall include, but not be limited to, officers of the Company or a Subsidiary. Directors of the Company or any Subsidiary, or consultants who are not employees of the Company or a Subsidiary, are not eligible to receive options which qualify as ISO's. No ISO shall be granted to an employee who, at the time the option is granted, owns stock possessing more than l0% of the total combined voting power of all classes of capital stock of the employer corporation (as such term is used in the Code) or any Parent or Subsidiary of the employer corporation unless at the time such ISO is granted the option price is at least one hundred ten percent (ll0%) of the fair market value of stock subject to the ISO on the date of grant (as determined pursuant to Subsection 8(a) hereof) and such ISO is by its terms not exercisable after the expiration of five (5) years from the date such option is granted. The terms "Subsidiary" and "Parent" as used herein shall have the meanings given them in Section 425 of the Code. Awards may be made to personnel who hold or have held options or shares under the Plan or any other plans of the Company. The Plan is not qualified under Section 401(a) of the Code.

3.    STOCK SUBJECT TO THE PLAN

      The shares that may be issued upon exercise of options under the Plan shall not exceed in the aggregate 1,500,000 of the Common Stock, as adjusted to give effect to the anti-dilution provisions contained in Section 7 hereof. Such shares may be authorized and unissued shares, or shares purchased by the Company and reserved for issuance under the Plan. If a stock option for any reason expires or is terminated without having been exercised in full, those shares relating to an unexercised stock option shall again become available for grant and/or sale under the Plan.

4.    ADMINISTRATION

      (a) Procedure. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a Committee of the Board, if one is appointed for this purpose (the "Committee"). Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board.

      (b) Powers of the Board or Committee. As used herein, except as the Committee's powers are expressly limited herein, references to the Board or the Committee shall mean either the Board or the Committee, whichever is then acting with respect to the Plan. Subject to the provisions of the Plan, the Board shall have the authority in its discretion to: (i) determine, upon review of relevant information, the fair market value of the Common Stock; (ii) determine the exercise price per share of stock options to be granted; (iii) determine the Eligible Participants to whom, and time or times at which, Awards shall be granted and the number of shares to be issuable upon exercise of each stock option; (iv) construe and interpret the Plan; (v) prescribe, amend and rescind rules and regulations relating to the Plan; (vi) determine the terms and provisions of each Award (which need not be identical); and (vii) make all other determinations necessary to, or advisable for, the administration of the Plan.

      (c) Additional Information. For additional information, contact the corporate Secretary at 7700 Wyatt Drive, Fort Worth, Texas 76108, (817) 738-8181.

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5.    DURATION OF THE PLAN

      The Plan shall become effective upon the approval of the requisite vote of the stockholders of the Company, and upon the approvals, if required, of any other public authorities. The Plan shall remain in effect for a term of ten (10) years from the date of adoption by the Board unless sooner terminated under
Section 15 hereof. Notwithstanding any of the foregoing to the contrary, the Board (but not the Committee) shall have the authority to amend the Plan pursuant to Section 15 hereof; provided, however, that Awards already made shall remain in full force and effect as if the Plan had not been amended or terminated.

6.    OPTIONS

      Options shall be evidenced by stock option agreements in such form, and not inconsistent with the Plan, as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

      (a) Types of Options. Both ISOs and NQSOs may be granted. In connection with the grant of an option, the Committee shall specify whether the option is intended to be an ISO or a NQSO, and the agreement evidencing the option shall designate it accordingly. In connection with the grant of any option intended to be an ISO, the Committee may prescribe such terms and conditions other than those specified in the Plan as the Committee deems desirable to qualify the option as an incentive stock option under the Code. If for any reason an option (or any portion thereof) intended by the Committee to be an ISO nevertheless does not so qualify, same shall not invalidate the option (or such portion), and instead the disqualified portion (or, if necessary, the whole option) shall be deemed to have been granted as an NQSO irrespective of the manner in which it is designated in the option agreement.

      (b) Option Price; Number of Shares. The option price, which shall be approved by the Board, shall in no event be less than one hundred percent (l00%) (or 110% for ten percent or greater stockholders) in the case of ISOs, and eighty-five percent (85%) in the case of other options, of the fair market value of the Company's Common Stock at the time the option is granted. The fair market value of the Common Stock for the purposes of the Plan shall mean: (i) if the Common Stock is traded on a national securities exchange or on the NASDAQ National Market System ("NMS") or Small Cap Market ("Small Cap"), the per share closing price of the Common Stock on the principal securities exchange on which they are listed or on NMS or Small Cap, as the case may be, on the date of grant (or if there is no closing price for such date of grant, then the last preceding business day on which there was a closing price); or (ii) if the Common Stock is traded in the over-the-counter market and quotations are published on the NASDAQ quotation system but not on NMS or Small Cap, the closing bid price of the Common Stock on the date of grant as reported by NASDAQ (or if there are no closing bid prices for such date of grant, then the last preceding business day on which there was a closing bid price); or (iii) if the Common Stock is traded in the over-the-counter market but bid quotations are not published on NASDAQ, the closing bid price per share for the Common Stock as furnished by a broker-dealer which regularly furnishes price quotations for the Common Stock; or (iv) if the Common Stock is not traded publicly, such value as the Board, in its discretion, shall assign in good faith as the fair market value per share of the Common Stock.

      The option agreement shall specify the total number of shares to which it pertains and whether such options are ISOs or are not ISOs. With respect to ISOs granted under the Plan, the aggregate fair market value (determined at the time an ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by such employee during any calendar year shall not exceed $100,000 under all plans of the employer corporation or its Parent or Subsidiaries.

      (c) Waiting Period and Exercise Dates. At the time an Award is granted, the Board will determine the terms and conditions to be satisfied before shares may be purchased, including the dates on which shares subject to the option may first be purchased. The period from the date of grant of an option until the date on which such option may first be exercised, if not immediately exercisable, is referred to herein as the "waiting period." At the time an option is granted, the Board shall fix the period within which it may be exercised which shall not be less than one (l) year nor more than ten (l0) years from the date of grant (nor more than five years for ten percent or greater stockholders receiving ISO's). (Any of such periods is referred to herein as the "exercise period.").

      (d) The Board may permit, at the election of any Eligible Participant, that Awards be exercised in whole or in part at any time as to any shares which have not yet vested (the "Unvested Shares"), in accordance with a restricted stock purchase agreement in the such form as approved from time to time by the Board. As a condition to exercising any Award for Unvested Shares, the Eligible Participant shall execute and deliver to the Company the Restricted Stock Purchase Agreement or such other agreement as the Board shall require. With respect to the exercise of any Award for Unvested Shares, an election may be filed by such Eligible Participant with the Internal Revenue Service, within thirty (30) days of the purchase of the Unvested Shares, electing, pursuant to
Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the Unvested Shares and their fair market value on the date of purchase. In the case of an NQSO, this will result in a recognition of taxable income to such Eligible Participant on the date of exercise, measured by the excess, if any, of the fair market value of the Unvested Shares at the time the Award is exercised over the purchase price for the Unvested Shares. Absent such an election, taxable income will be measured and recognized by such Eligible Participant at the time or times on which the Company's option to repurchase any Unvested Shares lapses. Eligible Participants are strongly encouraged to seek the advice of his or her own tax consultant in connection with the purchase of Unvested Shares and the advisability of filing an election under Section 83(b) of the Code. ELIGIBLE PARTICIPANTS ACKNOWLEDGE THAT IT IS THEIR SOLE RESPONSIBILITY TO TIMELY FILE THE ELECTION PURSUANT TO SECTION 83(B) OF THE CODE AND THAT THE COMPANY SHALL HAVE NO OBLIGATION TO MAKE, OR LIABILITY FOR FAILURE TO MAKE, SUCH FILING ON SUCH ELIGIBLE PARTICIPANT'S BEHALF.

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      (e) Form and Time of Payment. Stock purchased pursuant to an option agreement shall be paid for at the time of purchase either in cash or by certified check or, in the discretion of the Board, (i) in a combination of cash and a promissory note, (ii) through the delivery of shares of Common Stock or such other "cashless" exercise as the Board deems appropriate or (iii) in a combination of the methods described above. Upon receipt of payment, the Company shall, without transfer or issue tax to the option holder or other person entitled to exercise the option, deliver to the option holder (or such other person) a certificate or certificates for the shares so purchased.

      (f) Effect of Termination or Death. In the event that an option holder ceases to be an employee of the Company or of any Subsidiary for any reason other than permanent disability (as determined by the Board) and death, any option, including any unexercised portion thereof, which was otherwise exercisable on the date of termination, shall expire unless exercised within a period of three months from the date on which the option holder ceased to be so employed, but in no event after the expiration of the exercise period. In the event of the death of an option holder during this three month period, the option shall be exercisable by his or her personal representatives, heirs or legatees to the same extent that the option holder could have exercised the option if he or she had not died, for the three months from the date of death, but in no event after the expiration of the exercise period. In the event of the permanent disability of an option holder while an employee of the Company or of any Subsidiary, any option granted to such employee which was otherwise exercisable on the date of disability shall be exercisable for twelve (l2) months after the date of permanent disability, but in no event after the expiration of the exercise period. In the event of the death of an option holder while an employee of the Company or any Subsidiary, or during the twelve (l2) month period after the date of permanent disability of the option holder, that portion of the option which had become exercisable on the date of death shall be exercisable by his or her personal representatives, heirs or legatees at any time prior to the expiration of twelve (l2) months from the date of the death of the option holder, but in no event after the expiration of the exercise period. Except as the Board shall provide otherwise, in the event an option holder ceases to be an employee of the Company or of any Subsidiary for any reason, including death, prior to the lapse of the waiting period, his or her option shall terminate and be null and void.

      (g) Other Provisions. Each option granted under the Plan may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board.

7.    RECAPITALIZATION

      In the event dividends are payable in Common Stock or in the event there are splits, subdivisions or combinations of shares of Common Stock, the number of shares available under the Plan shall be increased or decreased proportionately, as the case may be, and the number of shares delivered upon the exercise thereafter of any stock option theretofore granted or issued shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price.

8.    ACCELERATION

      (a) Notwithstanding any contrary waiting period in any stock option agreement issued pursuant to the Plan, but subject to any determination by the Board to provide otherwise at the time such Award is granted or subsequent thereto, each outstanding option granted under the Plan shall, except as otherwise provided in the stock option agreement, become exercisable in full for the aggregate number of shares covered thereby unconditionally on the first day following the occurrence of any of the following: (a) the approval by the stockholders of the Company of an Approved Transaction; (b) a Control Purchase; or (c) a Board Change.

      (b) For purposes of this Section 8:

            (i) An "Approved Transaction" shall mean (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

            (ii) A "Control Purchase" shall mean circumstances, after such time as the Company shall be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in which any person (as such term is defined in Sections l3(d)(3) and l4(d)(2) of the Exchange Act), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any Subsidiary) (A) shall purchase any Common Stock of the Company (or securities convertible into the Company's Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board or (B) shall become the "beneficial owner" (as such term is defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule l3d-3 in the case of rights to acquire the Company's securities).

            (iii) A "Board Change" shall mean circumstances, after such time as the Company shall be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, in which, during any period of two consecutive years or less, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office.

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9.    CONTINUATION OF RELATIONSHIP; LEAVE OF ABSENCE

      (a) Nothing in the Plan or any Award made hereunder shall interfere with or limit in any way, the right of the Company or of any Subsidiary to terminate any Eligible Participant's employment at any time, nor confer upon any Eligible Participant any right to continue any such relationship with the Company or Subsidiary.

      (b) For purposes of the Plan, a transfer of a recipient of options hereunder from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, or a leave of absence duly authorized by the Company shall not be deemed a termination of employment or a break in the incentive, waiting or exercise period, as the case may be. In the case of any employee on an approved leave of absence, the Board may make such provisions with respect to continuance of stock rights, options or restricted shares previously granted while on leave from the employ of the Company or a Subsidiary as it may deem equitable.

l0.   GENERAL RESTRICTION

      Each Award made under the Plan shall be subject to the requirement that, if at any time the Board shall determine, in its sole and subjective discretion, that the registration, qualification or listing of the shares subject to such Award upon a securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting or exercise of such Award, the Company shall not be required to issue such shares unless such registration, qualification, listing, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board. Nothing in the Plan or any agreement or grant hereunder shall obligate the Company to effect any such registration, qualification or listing.

11.   RIGHTS AS A STOCKHOLDER

      The holder of a stock option shall have no rights as a stockholder with respect to any shares covered by the stock option, until the date of issuance of a stock certificate to him for such shares related to the exercise thereof. No adjustment shall be made for the dividends or other rights for which the record date is prior to the date such stock certificate is issued.

l2.   TRANSFER RESTRICTIONS

      During the lifetime of the grantee, an option granted under the Plan may not be sold, assigned, pledged, hypothecated or otherwise transferred in any manner, except that the Committee, in its discretion and subject to such conditions as it may determine to impose, may permit an inter vivos transfer by gift to or for the benefit of an immediate family member of the grantee or to a charitable organization.

l3.   WITHHOLDING TAXES

      Whenever under the Plan shares are to be issued upon exercise of stock options granted hereunder, the Company shall have the right to require the Eligible Participant to remit to the Company an amount sufficient to satisfy applicable federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or at such later time as when the Company may determine that such taxes are due. Whenever under the Plan payments are to be made in cash, such payment shall be net of an amount sufficient to satisfy applicable federal, state and local withholding tax requirements.

l4.   NONEXCLUSIVITY OF THE PLAN

      Neither the adoption of the Plan by the Board nor any provision of the Plan shall be construed as creating any limitations on the power of the Board (but not the Committee) to adopt such additional compensation agreements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

15.   AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

      The Board (but not the Committee) may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any recipient of a stock option under any agreement theretofore entered into hereunder, without his consent, or which, without the requisite vote of the stockholders of the Company approving such action, would:

      (a) except as is provided in Section 7 of the Plan, increase the total number of shares of stock reserved for the purposes of the Plan; or

      (b) extend the duration of the Plan; or

      (c) materially increase the benefits accruing to participants under the Plan; or

      (d) change the category of persons who can be Eligible Participants under the Plan.

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      Without limiting the foregoing, the Board may, any time or from time to time, authorize the Company, without the consent of the respective recipients, to issue new options or identical options for any successor class of stock to the Common Stock in exchange for the surrender and cancellation of any or all outstanding options.

16.   LIMITATIONS ON EXERCISE

      Notwithstanding anything to the contrary contained in the Plan, any agreement evidencing any Award hereunder may contain such provisions as the Board deems appropriate to ensure that the penalty provisions of Section 4999 of the Code, or any successor thereto, will not apply to any stock received by the holder from the Company.

17.   GOVERNING LAW

      The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

18.   REGULATORY COMPLIANCE, LISTING AND OTHER SUSPENSIONS OF THE PLAN

      Notwithstanding anything in the Plan to the contrary, the issuance or delivery of any shares pursuant to the exercise of an option may be postponed or suspended by the Company for such period as may be required to enable the Company to comply with any applicable securities laws or regulations, any applicable listing requirements of any national securities exchange, or any requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any such shares if the issuance or delivery thereof shall constitute a violation of any applicable provision of law or regulation of any governmental authority or national securities exchange.

      Notwithstanding anything herein to the contrary, the Board of Directors of the Company may suspend this Plan and the exercise of any Options granted hereunder, in the event that the Board of Directors of the Company determines, in good faith, that the Company possesses material information not ripe for disclosure, and that the exercise of any such Options would be detrimental to the Company or its stockholders.